UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   BLACK, KIRBY S, PH.D.
   c/o CryoLife, Inc.
   1655 Roberts Boulevard, N.W.
   Kennesaw, GA  30144
   USA
2. Issuer Name and Ticker or Trading Symbol
   CRYOLIFE, INC.
   CRY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Sr. Vice President, R&D
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |40,191 (1)         |D     |                           |
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                             |      |    |                  |   |           |225                |I     |(2)                        |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Incentive Stock Option  |$30.856 |5-17-|A   |7,500      |A  |(3)  |11-17|Common Stock|7,500  |N/A    |7,500       |D  |            |
                        |        |01   |    |           |   |     |-06  |            |       |       |            |   |            |
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Incentive Stock Option  |$30.14  |12-6-|A   |1,724      |A  |(4)  |6-6-0|Common Stock|1,724  |N/A    |1,724       |D  |            |
                        |        |01   |    |           |   |     |7    |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Includes 528 shares acquired under the CryoLife, Inc. stock purchase plan during 2001.
(2) Includes 135 shares owned by Dr. Black's minor daughter and 90 shares owned by his son.
(3) Option vests annually in 20% increments over five years beginning on first anniversary of grant date.
(4) Option vests as follows: 8 shares on first anniversary of grant date; 8 shares on second anniversary of grant date; 8 shares on third anniversary of grant date; 8 shares on fourth anniversary of grant date; 1,692 shares on fifth anniversary of grant date.
SIGNATURE OF REPORTING PERSON
/s/ Kirby S. Black, Ph.D.
DATE
February 11, 2002